EX-11


                      SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)



                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                    September 30,
                                                             -------------------               --------------------

                                                             1998          1997                1998           1997
                                                             ----          ----                ----           ----
BASIC EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share .......................   $1.15         $0.51               $(2.38)      $(0.71)
                                                             =====         =====               =======      =======

Weighted average number of shares outstanding ............   3,784         3,784                 3,784        5,693
                                                             =====         =====               =======      =======

DILUTED EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share .......................   $1.15         $0.51               $(2.38)      $(0.71)
                                                             =====         =====               =======      =======

Adjusted weighted average number of shares outstanding ...   3,784         3,784                 3,784        5,693
                                                             =====         =====               =======      =======